Exhibit to Question 77C on Form N-SAR

On October 7, 2013, the Trust held a special meeting of shareholders to approve the election of Trustees to the Board of Trustees.  Shareholders of record on June 13, 2013 were entitled to vote on the proposal.  The proposal was approved by shareholders of the Trust at the October 7, 2013 meeting.  The following votes were recorded:
	Outstanding Shares	Total Voted	Percent For*	Percent Against*	Percent Abstain*	Number of Shares For	Number of Shares Against	Number of Shares Abstain
	4,499,184.16	41.52%
Daniel R. Hayes…….			41.52%	0.00%	0.00%	1,868,059.54	0	0
Steve A. Cobb……….			41.52%	0.00%	0.00%	1,868,059.54	0	0
Michael D. Coughlin..			41.52%	0.00%	0.00%	1,868,059.54	0	0
Nancy L. Frisby**…..			41.49%	0.03%	0.00%	1,866,566.80	1,492.75	0
Elizabeth S. Hager……			41.52%	0.00%	0.00%	1,868,059.54	0	0
Gary D. Lemon……….			41.52%	0.00%	0.00%	1,868,059.54	0	0
Thomas A. Leonard…			41.52%	0.00%	0.00%	1,868,059.54	0	0
Thomas D. Rath………			41.52%	0.00%	0.00%	1,868,059.54	0	0
Pamela J. Salaway.........			41.52%	0.00%	0.00%	1,868,059.54	0	0
Kenneth G. Stella...........			41.52%	0.00%	0.00%	1,868,059.54	0	0
David H. Windley..........			41.52%	0.00%	0.00%	1,868,059.54	0	0

*Amounts shown are percentages of outstanding shares on the record date rather than percentages of shares voted.

** Nancy L. Frisby retired on December 31, 2013.

There were no broker non-votes.